Exhibit 23.1

                       Consent of McGladrey & Pullen, LLP


         We hereby consent to the incorporation by reference in this Current Report on Form 8-K of NTELOS Inc. (formerly CFW Communications Company) of our reports dated April 26, 2000, except for Note 9, as to which the date is June 16, 2000, relating to the consolidated financial statements of R&B Communications, Inc. and subsidiaries, and February 17, 2000, relating to the financial statements of West Virginia PCS Alliance, L.C., included in the CFW Communications Company prospectus filed pursuant to Rule 424(b)(3) on November 9, 2000.

/s/ McGladrey & Pullen, LLP

Richmond, Virginia
February 13, 2001